Exhibit 99.1
Miller Retires from Isabella Bank
Mt. Pleasant, Michigan, September 11, 2015 - Steven D. Pung, President of Isabella Bank, announced today that Timothy “Tim” Miller is retiring as Breckenridge Division President effective October 2, 2015. He will continue to serve on the Division Board of Directors. Brian Goward, currently Isabella Bank’s Vice President of Commercial Lending in Breckenridge, will succeed Miller as Division President.
Tim began his 32-year banking career after receiving his Bachelor of Science Degree in Finance from Central Michigan University (CMU). He has held progressive leadership roles, the last 13 years of which were as president of the Breckenridge Division. His passion for commercial and agricultural lending and commitment to building relationships has provided a collaborative business network for Isabella Bank.

Pung commented, “Tim has been a leader within the agricultural and banking communities. His personal experience in agriculture made him an excellent resource. Tim’s knowledge and experience in lending have been instrumental in the Bank’s success.”

In addition to his professional accomplishments, Tim is an active volunteer in his community. He is a Board Member for the Breckenridge/Wheeler and Gratiot County Chambers of Commerce, Gratiot County Community Foundation, and the Greater Gratiot Development, Inc. He is also a member of the Edgewood Church of God. Tim and his wife, Olie of 40 years, live on a farm in the Breckenridge area. They have three grown children and one grandchild.

Isabella Bank will host an open house in Tim’s honor on Friday, October 2, 2015 from 1:00 p.m. - 4:00 p.m. at the Breckenridge United Methodist Church located at 125 Third Street in Breckenridge. The public is welcome.

Isabella Bank has 29 locations throughout seven Mid-Michigan counties and is a wholly owned subsidiary of Isabella Bank Corporation (OTCQX: ISBA). Isabella Bank Corporation has $2.28 billion in assets under management and more than 390 employees. For the past two years, the Corporation has been recognized on the Detroit Free Press list of “Top 100 Workplaces.” To learn more, visit www.isabellabank.com.